EXHIBIT 10.4


                       Wuhan Public Golden School Network

        Co-operation Agreement for Dissemination of Educational Resources

Between:

Party A: Wuhan City No.2 Secondary School

Party B: Shenzhen Rayes Electronic System Co., Ltd. (Wuhan Branch)

The use of computers for education is an important strategy and a symbol of a modern education system. The Wuhan Public Golden School Network was established under the Wuhan City Education Commission. In order to offer timely, effective and a consistently high standard of educational resources to create a networked educational tool, both parties through friendly discussions have reached the agreement that follows:


1. Duration and definition of the cooperation

Under the unified plan and organization of the Wuhan Education Commission, Party A will regularly provide a high standard of teaching materials while Party B will be responsible for production, placing a sign at Wuhan Public Golden School Network to disseminate information to the society.

The cooperation period is for 3 years. Both parties can extend the co-operation with a further agreement after the expiry date.


2.   Party A will provide the following teaching resources

A. To provide resources to the following grades and subjects after negotiations and confirmation:

a. Upper school level 1: Literature, Math, Foreign language, Physics, Chemistry, and History

b. Upper school level 2: Literature, Math, Foreign language, Physics, Chemistry, Biology, Geography

c. Upper school level 3: Literature, Math, Foreign language, Physics, Chemistry, politics


B. Other extra curriculum resources: Reading literature articles, Science magazines.


C.   Resources provision requirements:

To provide supplementary teaching materials once a week based on the teaching progress, with 1,000 to 2,500 words per time per subject. Extra curriculum knowledge will be renewed once a week, can not be less than 2,000 words per time and not more than 5,000 words. The materials will be provided each Monday and

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renewed on the following Friday. In the meantime, Party A will organize professionals to proof read materials by Thursday. The intellectual rights for the materials belong to Party A.


D.   Provision of test papers

Except for extra curricular knowledge, should provide for every chapter 1-2 sets of revision papers, test papers for students, with 5-10 test sets each month.


E. The resources provided should come with the relevant teacher's name in order to have the teachers' signatures for dissemination.


F. The resources provided should have a practical progress plan and it should be provided according to the plan.


G. The executive deputy head master who is responsible for organizing the resource materials will set up relevant subjects and grades, and will arrange individual teachers to be in charge of different subjects and grades. They will need to develop relevant research and teaching work for different subjects and grades.


3. Methods and requirements for production of network school resources by Party B

a. Publish materials provided by Party A in a column primarily under the name of Party A (using its name).

b. To produce with the supplementary resources a program titled " Famous teachers teaching guide" showing the relevant materials.

c. To compile and edit test papers under the title of " Golden Network Question" date file.

d. To produce and link extra curricular knowledge under the banner "Second Classroom".

e.   Tuesday to Thursday are the resources production time..

f. To guarantee ease of use of platform and user software and care for the school resources editing system.

g.   To ensure the security of resources storage system..


4.   Responsibilities of each Party.

A.   Wuhan City Educational Commission

a. To plan and coordinate the provision of resources to ensure the smooth flow of teaching materials.

b. To decide on the relevant support and work of individual schools and relevant teachers.

c. To assess and direct regularly on resources provided by each resource provider.

d. To regularly inspect and direct on the production quality and technical support from Party B.


B    Wuhan City No.2 Secondary School

a. To assess the correctness and value of resources provided, and to hold the intellectual rights of the test papers.

b. To assess and check the correctness of teaching materials before dissemination.

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c.   Resources are mainly produced by Party B (except the production requested by schools). If the resources of Party A exist in electronic form the editing system should be compatible and transferable. If Party B is to change any content, it must get the consent of Party A.

d. Schools should protect and guarantee the benefits of individual teachers who provide materials.

e. Funds and facilities provided by Party B for construction of the school network must not be used for other purposes. Use of expenses must regularly be inspected by the Golden School Network and be audited by audit organizations.


C. Shenzhen Rayes Electronic Network System Co., Ltd. (Wuhan Branch)

a. The Wuhan Branch of the company will pay RMB 20,000 in one payment to Wuhan No.2 Secondary School that is providing educational material for the Network to cover relevant expenses and teachers' wages. They will be paid within 15 working days of signing the agreement. The Branch will also provide 3 multi-media computers and relevant software for setting up a remote revision system that allows the teachers to make revisions to the materials while at their school.

b. The Branch must guarantee the production quality will be the same as the original article.


c.   The Branch must promote Party A in different promotional activities.

d. The Branch must train teachers on an enhanced standard of computer operations and Website production free of charge.

e.   The Branch must actively develop marketing work.

5. Operational regulations, pricing and profit sharing


Operation regulations

Wuhan No.2 Secondary School is selected as a provider school for the Wuhan Golden Network School. Students using the system can choose one, or more than one, selected school at which to study. The charge will be properly calculated and recorded by computer.


B.Price

a. Monthly fee: Student's connection fee will be charged monthly according to the standard charge rate of the network school.

b. Standard Charge: This charge is decided according to the requirements of the Price Regulation and market conditions.


C.   Profit Sharing:

a. Sharing index: The monthly income from the students using the network make up an index, from which the profit is shared.

b. Profit sharing Ratios: Rayes Company; Wiring/line provider; Resource Provision Organiser - distribution via a ratio of 30:30:40 among the three parties.

c. The writing fees of teachers will be paid according to unified standards. Supplementary resources will be paid at RMB 20 per 1,000 words. .

6.Responsibilities in any default of the contract

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a. If the Wuhan Branch of Shenzhen Rayes Electronic System breaches the contract, Wuhan No. 2 Secondary School is not required to return the support funds and equipment. The school also has the right to claim costs for materials provided and has the right to terminate the contract.

b. If Wuhan No. 2 Secondary School terminates the contract without any reason, it should return the supporting funds and equipment to the Wuhan Branch of the Shenzhen Rayes.


7. Each party should adhere to the conditions. Any dispute should be resolved by negotiations for the benefits of building an education network in Wuhan. If any dispute in relation to this contract could not be resolved by negotiation, it should be handled by law.


8. There should be 6 copies of the contract. Each party will keep 2 copies. The contract becomes effective after representatives from both parties sign it and the official stamps from both Parties are affixed.


9. The Wuhan Education Commission will responsible for negotiations and the monitoring of each party in carrying out this contract. But they have no economic legal responsibility.


Wuhan City No.2 Secondary School
Singed by Representatives:
Date: 7th Jan, 2000


Wuhan City Education Commission
Singed by Representatives
Date: 7th Jan, 2000


Shenzhen Rayes Electronic Systems Co., Ltd. (Wuhan Branch)
Signed by Representatives:
Date: 7th Jan, 2000


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